UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Clover Health Investments, Corp.

(Exact name of registrant as specified in its charter)

Delaware	98-1515192
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

725 Cool Springs Blvd, Suite 320 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

This Registration Statement on Form 8-A is being filed by Clover Health Investments, Corp. (the “Company”), formerly known as Social Capital Hedosophia Holdings Corp III., with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Company’s Class A common stock, par value $0.0001 per share (“Company Class A Common Stock”), and its warrants to purchase shares of Company Class A Common Stock (the “Company Warrants”) from the New York Stock Exchange (“NYSE”) to The Nasdaq Global Select Market.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Company Class A Common Stock and Company Warrants.

The description of the Company Warrants registered hereunder is set forth under the heading “Description of Securities” in the prospectus, dated as of April  21, 2020 (File Nos. 333-236776 and 333-237777) and filed with the SEC on April 23, 2020, and is incorporated herein by reference. The description of the Company Class  A Common Stock registered hereunder is set forth under the heading “Description of Clover Health Securities” in the definitive proxy statement / prospectus, dated as of December 11, 2020 (File No.  333-249558) and filed with the SEC on December 14, 2020, and is incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The Nasdaq Global Select Market and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 7, 2021

Clover Health Investments, Corp.

By:	/s/ Vivek Garipalli
Name: Vivek Garipalli
Title: Chief Executive Officer

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